Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Announces Solid Results for the First Quarter Ended March 31, 2009
On Plan to Reach 2009 Adjusted EBITDA Guidance

Livonia, Mich., April 30, 2009: Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2009. We reported quarterly revenue of $551.2 million, down 7.7% from $597.1 million for the prior year quarter due primarily to the negative effect the economic slowdown has had on our clients’ marketing budgets. First-quarter net earnings were $13.0 million, including an after-tax gain of $4.5 million or $0.09 per share, related to our repurchases at a discount of term loans under our senior secured credit facility, an increase of 19.1% from the prior year quarter(1). Earnings per share (EPS) for the quarter was $0.27, up from $0.23(1) for the prior year quarter.  For the first quarter of 2009, adjusted EBITDA* was $53.9 million, down from adjusted EBITDA* of $63.2 million for the prior year quarter.

“This quarter’s revenue declines are a direct result of the ongoing advertising recession, although we continue to outperform our media peers,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  “While client spending is more constricted than we anticipated, we are on plan to reach our 2009 adjusted EBITDA* guidance.  We are particularly pleased with the growth in our Neighborhood Targeted preprint business driven by our new client wins and cross-selling strategy.”

Some additional financial highlights include:
•
2009 Profit Maximization Plan Ahead of Schedule: First-quarter 2009 selling, general and administrative (SG&A) costs were $86.2 million, which includes $2.9 million in legal costs related to the News America lawsuits and $0.8 million in severance costs, compared to prior year quarter SG&A costs of $97.2 million.  This 11.3% reduction was due primarily to cuts in discretionary spending and staffing.

•	Capital Expenditures: Capital expenditures for the first quarter of 2009 were $2.0 million and are on track to meet our annual target of $15 to $20 million in 2009.
•
Liquidity: First-quarter 2009 cash flow from operations was $39.7 million with a net decrease in debt of $86.2 million.  As we previously disclosed on Jan. 26, 2009, we paid off and cancelled our 6 5/8% Senior Secured Notes that matured on Jan. 15, 2009. No other material debt maturities are scheduled until 2014.

Outlook
It is difficult to predict with precision client advertising budgets due to the prolonged economic downturn.  However, based on this quarter’s performance and our current outlook, we are on plan to meet our 2009 adjusted EBITDA* annual guidance of approximately $215.0 million, allowing us to comfortably exceed our debt covenant thresholds throughout 2009.  Based on today’s environment, we will no longer provide 2009 revenue guidance.

“We are off to a great start in the implementation of our 2009 Profit Maximization Plan and savings are coming at a faster pace than we anticipated,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer. “We expect to exceed our savings target of $57.5 million, and we continue to look for opportunities to reduce costs.”

(1)Effective Jan.1, 2009, we adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (FSP APB 14-1) which requires retrospective application.  This adoption of FSP APB 14-1 had no effect on the current period. Previously reported net earnings and EPS for the quarter ended March 31, 2008 have been reduced by $1.4 million and $0.03, respectively, as the result of recognizing incremental non-cash interest expense of $2.2 million during that period.

VCI 1Q09 Earnings

Business Segment Discussion
•
Shared Mail:  Revenue for the first quarter of 2009 was $310.9 million, down 12.7% compared to the prior year quarter.  The decline was due primarily to reduced spending in the mass merchandising vertical, lightweighting by grocery retailers and lower wrap revenue. Segment profit for the quarter was $18.8 million compared to $30.9 million for the prior year quarter.  Margin loss related to the $45.4 million segment revenue decline was substantially mitigated by business optimization efforts, newspaper alliances and effective cost management.

•
Neighborhood Targeted Products:  Revenue for the first quarter of 2009 was $112.6 million, up 12.4% compared to the prior year quarter revenue of $100.2 million, due primarily to an increase in spend in the financial services and specialty retail verticals.   Segment profit for the quarter was $10.6 million compared to $11.1 million for the prior year quarter. Segment profit declines for the quarter were due primarily to a shift in client and product mix.

•
Free-standing Inserts (FSI):  Revenue for the first quarter of 2009 was $93.6 million, down 5.1% compared to the prior year quarter due primarily to the continued pricing deterioration. Industry unit volume was up 1.2%, benefiting from the increased popularity of value-oriented media.  Segment profit for the quarter was $1.0 million, down 50.0% compared to the prior year quarter, primarily as a result of the pricing decline.

•
International, Digital Media & Services:  Revenue for the first quarter was $34.1 million, down 18.8% compared to the prior year quarter.  Excluding revenue from previously announced divested and discontinued operations and the impact of currency fluctuations, revenue was up 9.6% compared to the prior year quarter. Segment profit for the quarter was $4.0 million compared to a loss of $1.8 million for the prior year quarter primarily due to the discontinuance of underperforming businesses and a strong performance in U.S. coupon clearing volume.

Segment Results Summary

	Quarter Ended March 31,
Segment Revenue (in millions)	2009	2008	% Change
Shared Mail	$310.9	$356.3	-12.7%
Neighborhood Targeted	$112.6	$100.2	12.4%
Free-standing Inserts	$93.6	$98.6	-5.1%
International, Digital Media & Services	$34.1	$42.0	-18.8%
Total Segment Revenue	$551.2	$597.1	-7.7%

	Quarter Ended March 31,
Segment Profit (in millions)	2009	2008	% Change
Shared Mail	$18.8	$30.9	-39.2%
Neighborhood Targeted	$10.6	$11.1	-4.5%
Free-standing Inserts	$1.0	$2.0	-50.0%
International, Digital Media & Services	$4.0	$(1.8)	322.2%
Total Segment Profit	$34.4	$42.2	-18.6%

VCI 1Q09 Earnings

Conference Call Information
We will hold an investor call today to discuss our first-quarter 2009 results at 11 a.m. (ET). The call-in number is (800) 218-4007. The call will simulcast on our Web site at http://www.valassis.com and telephonic replay of the call will be available through May 13, 2009 at (800) 405-2236, pass code 11127109. This earnings release and the webcast will be archived on our Web site under “Investor.”

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other non-cash expenses (income), net, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. Adjusted EBITDA is a non-GAAP financial measure commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, this non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
other companies, including companies in our industry, may calculate this measure differently and as the number of differences in the way two different companies calculate this measure increases, the degree of its usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using this non-GAAP financial measure only supplementally.  Further important information regarding operating results and reconciliations of this non-GAAP financial measure to the most comparable GAAP measures can be found below.

Reconciliation of 2009 Adjusted EBITDA Guidance to 2009 Net Earnings Guidance:

Full-year 2009 Guidance ($ in millions)
Net Earnings	$36.2
Add back:
Interest and other, net	82.0
Income taxes	23.1
Depreciation and amortization	65.0

EBITDA	$206.3

Add back:
FAS123r expense	8.7

Adjusted EBITDA	$215.0

VCI 1Q09 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
 (dollars in thousands)
Unaudited

	Three Months Ended
	March 31,
	2009	2008

Net Earnings - GAAP	$13,028	$10,942

plus: Income taxes	8,654	7,022
Interest expense, net	21,394	25,394
Depreciation and amortization	17,660	17,638
less: Other non-cash income, net	(8,695)	(1,119)

EBITDA	$52,041	$59,877

Stock-based compensation expense (SFAS No. 123R)	1,049	1,456
Amortization of customer contract incentive	-	1,215
Restructuring costs/severance	783	637

Adjusted EBITDA	$53,873	$63,185

Interest expense, net	(21,394)	(25,394)
Income taxes	(8,654)	(7,022)
Restructuring costs, cash	(783)	(637)
Changes in operating assets and liabilities	16,620	(26,731)

Cash Flow from Operations	$39,662	$3,401

VCI 1Q09 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com  or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; recent disruptions in the credit markets that make it difficult for companies to secure financing; we do not currently comply with the continued listing requirements of The New York Stock Exchange and therefore our common stock may be delisted; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; the outcome of ADVO’s pending shareholder lawsuits; our current litigation with News America Incorporated may be costly and divert management’s attention; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit rating may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 1Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	Mar. 31,	Dec. 31,
	2009	2008
Assets

Current assets:

Cash and cash equivalents	$84,993	$126,556
Accounts receivable	430,941	479,749
Inventories	46,089	48,173
Refundable income taxes	10,445	15,509
Deferred income taxes	1,861	1,879
Other	19,985	31,235

Total current assets	594,314	703,101

Property, plant and equipment, at cost	485,581	484,765

Less accumulated depreciation	(264,537)	(250,828)

Net property, plant and equipment	221,044	233,937

Intangible assets, net	889,366	892,422

Investments	2,091	2,555

Other assets	20,693	21,166

Total assets	$1,727,508	$1,853,181

More tables to follow  . . .

VCI 1Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
  Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

	Mar. 31,	Dec. 31,
	2009	2008
Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$6,254	$90,855
Accounts payable and accruals	381,380	440,214
Progress billings	49,207	44,539

Total current liabilities	436,841	575,608

Long-term debt	1,110,163	1,111,712
Other liabilities	64,022	66,029
Deferred income taxes	94,280	94,418

Stockholders' equity:

Common stock	636	635
Additional paid-in capital	88,347	87,305
Retained earnings	468,991	455,963
Treasury stock	(520,170)	(520,170)
Accumulated other comprehensive loss	(15,602)	(18,319)

Total stockholders' equity	22,202	5,414

Total liabilities and stockholders' equity	$1,727,508	$1,853,181

More tables to follow  . .

VCI 1Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, expect per share data)
Unaudited

	Three Months Ended
	March 31,		%
	2009	2008	Change

Revenue	$551,155	$597,081	- 7.7%

Costs and expenses:
Costs of products sold	427,490	455,357	- 6.1%
Selling, general and administrative	86,228	97,179	- 11.3%
Amortization	3,056	2,306	+ 32.5%

Total costs and expenses	516,774	554,842	- 6.9%

Operating income	34,381	42,239	- 18.6%

Other expenses and (income):
Interest expense	21,644	26,121	- 17.1%
Interest income	(250)	(727)	- 65.6%
Other income	(8,695)	(1,119)	- 677.0%
Total other expenses	12,699	24,275	- 47.7%

Earnings before income taxes	21,682	17,964	+ 20.7%

Income taxes	8,654	7,022	+ 23.2%

Net earnings	$13,028	$10,942	+ 19.1%

Net earnings per common share, diluted	$0.27	$0.23	+ 17.4%

Weighted average shares outstanding, diluted	47,948	47,933	-

Supplementary Data
Amortization	$3,056	$2,306
Depreciation	14,604	15,332
Capital expenditures	2,036	9,022